EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2016 Financial Results

•	Net sales of $848 million

•	Earnings per share of $1.66

•	Cash and marketable securities of $1.9 billion, net cash of $1.6 billion

•	2016 EPS guidance range updated to $4.10 to $4.50

TEMPE, Ariz., Apr 27, 2016 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter of 2016. Net sales were $848 million in the quarter, a decrease of $94 million from the fourth quarter of 2015. The decrease in net sales from the prior quarter was primarily due to the timing of systems revenue recognition across multiple projects, partially offset by higher revenue from the Desert Stateline project. In addition, net sales from module plus offerings decreased versus the fourth quarter.

The increase in Desert Stateline revenue in the first quarter resulted from an amendment to the original sale agreement with Southern Company to include an additional 15% interest in the project. This amendment did not impact expected full year 2016 earnings, but did accelerate the timing of certain earnings, relative to prior expectations, from the second half of the year to the first quarter.

The Company reported first quarter earnings per share of $1.66, compared to $1.60 in the prior quarter. The increase in net income versus the fourth quarter resulted from higher Desert Stateline revenue, systems cost improvements and a one-time gain on the sale of certain restricted investments. These items were partially offset by an increase in tax expense.

Cash and marketable securities at the end of the first quarter increased to $1.9 billion. Cash flows from operations were $50 million in the first quarter.

“Our first quarter results represent a very strong start to 2016,” said Jim Hughes, CEO of First Solar. “The sale of additional economic interests in our Stateline project further strengthens our relationship with a strategic business partner, and the transaction provides greater flexibility for future dropdowns to 8point3. We continue to operate our business with a disciplined approach and are focused on achieving our 2016 objectives communicated at our recent Analyst Day.”

The Company raised the low end of its 2016 earnings per share guidance to $4.10 and updated other forecasted financial items as follows:

2016 Guidance	Prior	Current
Net Sales	$3.8B to $4.0B	Unchanged
Gross Margin %	17% to 18%	18% to 19%
Operating Expenses	$380M to $400M	Unchanged
Operating Income	$260M to $330M	$300M to $370M
Effective Tax Rate	16% to 18%	Unchanged
Earnings per Share[1]	$4.00 to $4.50	$4.10 to $4.50
Net Cash Balance[2]	$1.9B to $2.2B	Unchanged
Operating Cash Flow[3]	$400M to $600M	$500M to $700M
Capital Expenditures	$300M to $400M	Unchanged
Shipments	2.9GW to 3.0GW	Unchanged

www.firstsolar.com

1.
Includes a gain of approximately $145 million, net of tax, from the expected sale of an equity method investment and our share of 8point3 earnings. Also includes a gain in Other Income of approximately $20 million, net of tax, from the sale of restricted investments in Q1 2016.

2.	Defined as cash and marketable securities less expected debt at the end of 2016

3.	Does not include approximately $320 million from the expected sale of an equity method investment treated as an investing cash flow

First Solar has scheduled a conference call for today, April 27, 2016 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Wednesday, May 4, 2016 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 8282574. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from pending tax matters; our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module efficiency and balance of systems cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; our ability to expand manufacturing capacity worldwide; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "seek," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.

Contacts

First Solar Investors
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,086,280	$1,126,826
Marketable securities	794,220	703,454
Accounts receivable trade, net	349,467	500,629
Accounts receivable, unbilled and retainage	86,875	59,171
Inventories	443,777	380,424
Balance of systems parts	155,233	136,889
Deferred project costs	131,249	187,940
Notes receivable, affiliate	389	1,276
Prepaid expenses and other current assets	226,667	248,977
Total current assets	3,274,157	3,345,586
Property, plant and equipment, net	1,278,386	1,284,136
PV solar power systems, net	102,249	93,741
Project assets and deferred project costs	1,375,468	1,111,137
Deferred tax assets, net	359,959	357,693
Restricted cash and investments	401,703	333,878
Investments in unconsolidated affiliates and joint ventures	392,169	399,805
Goodwill	84,985	84,985
Other intangibles, net	107,020	110,002
Inventories	106,085	107,759
Notes receivable, affiliates	17,851	17,887
Other assets	77,757	69,722
Total assets	$7,577,789	$7,316,331
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$274,991	$337,668
Income taxes payable	7,414	1,330
Accrued expenses	351,865	409,452
Current portion of long-term debt	94,080	38,090
Billings in excess of costs and estimated earnings	148,328	87,942
Payments and billings for deferred project costs	104,076	28,580
Other current liabilities	83,375	57,738
Total current liabilities	1,064,129	960,800
Accrued solar module collection and recycling liability	167,650	163,407
Long-term debt	205,262	251,325
Other liabilities	401,803	392,312
Total liabilities	1,838,844	1,767,844
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 102,219,007 and 101,766,797 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	102	102
Additional paid-in capital	2,751,074	2,742,795
Accumulated earnings	2,960,675	2,790,110
Accumulated other comprehensive income	27,094	15,480
Total stockholders’ equity	5,738,945	5,548,487
Total liabilities and stockholders’ equity	$7,577,789	$7,316,331

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$848,484	$469,209
Cost of sales	585,539	430,228
Gross profit	262,945	38,981
Operating expenses:
Research and development	30,187	34,756
Selling, general and administrative	67,503	67,688
Production start-up	—	6,650
Total operating expenses	97,690	109,094
Operating income (loss)	165,255	(70,113)
Foreign currency loss, net	(3,240)	(221)
Interest income	6,406	5,064
Interest expense, net	(4,642)	(194)
Other income (expense), net	35,553	(1,259)
Income (loss) before taxes and equity in earnings of unconsolidated affiliates	199,332	(66,723)
Income tax (expense) benefit	(33,764)	5,980
Equity in earnings of unconsolidated affiliates, net of tax	4,997	(174)
Net income (loss)	$170,565	$(60,917)
Net income (loss) per share:
Basic	$1.67	$(0.61)
Diluted	$1.66	$(0.61)
Weighted-average number of shares used in per share calculations:
Basic	101,853	100,375
Diluted	102,745	100,375

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